Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-228327) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 27, 2019, relating to the consolidated financial statements of Summit Wireless Technologies, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 27, 2019